Exhibit 10.2

Name:
Department:
Division:

Congratulations! We are pleased to provide you with an equity grant under the CME Group Inc. Amended and Restated Omnibus Stock Plan (the “Plan”). This equity grant is in recognition of the anticipated positive impact you will make toward the future success of CME Group. Your equity grant may enable you to acquire ownership in CME Group Inc., which is a means for you to share in the success of the company while creating shareholder value. Certain terms of your equity grant follow:

Restricted Stock Terms

Restricted Stock:	You have been granted [ó] restricted shares of Class A common stock, $.01 par value, of CME Group Inc.
Grant Date:        [ó]

Vesting Schedule:
Except as otherwise provided in the Plan, 25 percent of the restricted stock grant shall become vested on each anniversary of the grant date, with 100 percent of the restricted stock grant becoming vested on the fourth anniversary of the grant date.

Dividends:	Dividends paid on unvested restricted shares will be accrued and paid out via E*Trade according to the vesting schedule.
Your equity grant has an economic value of [ó]. The economic value was used to calculate the number of restricted shares granted, using the closing stock price on the grant date.
To be eligible to receive this grant, you must have entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement with CME Group Inc. In addition to the terms stated in this grant letter, your equity grant shall be subject to the terms and conditions of the Plan. All documents relating to the Plan, including the cover letter, grant letter, Plan Document, Prospectus, Frequently Asked Questions, 83b Election Memo (for U.S. employees only) and Beneficiary Form, are available online by logging on to your E*TRADE account at www.etrade.com/stockplans or by calling E*TRADE at 800-838-0908 (+1-650-599-0125 outside the U.S.). A copy of the current CME Group Form 10-K can be found at: http://investor.cmegroup.com/investor-relations/financials.cfm. Please complete your W-9 Form (or W-8BEN Form if outside the U.S.) upon activation of your E*TRADE account and submit your completed Beneficiary Designation Form to CME Group’s Compensation Department, 20 S. Wacker, 2N, Chicago, IL 60606.
By accepting this equity grant, you hereby agree to the terms and conditions of the Plan, which are subject to change at any time. In addition, you acknowledge and agree that you are receiving this grant pursuant to CME Group’s Annual Grant Program, which is in place at the discretion of CME Group. Accordingly, your receipt of this grant and your eligibility for any future grants are subject to the continued existence of the Annual Grant Program.